Exhibit 10.4

PERFORMANCE UNIT AWARD AGREEMENT
GRANTED UNDER
BIOGEN INC. 2017 OMNIBUS EQUITY PLAN
1.    Grant of Performance Units
Pursuant to the Biogen Inc. 2017 Omnibus Equity Plan (as it may be amended from time to time, the “Plan”), Biogen Inc. (the “Company”) hereby grants to you, an employee of the Company or one of its Affiliates (the “Participant”), on each of the grant dates specified on your Fidelity stock plan account (the “Grant Date”), the number of performance units (the “Granted PUs” or the “Award”) specified on your Fidelity stock plan account, subject to the terms and conditions of this award agreement (“Agreement”) and the Plan. No PUs shall be paid unless vested in accordance with this Agreement. The Committee, in its sole discretion, may settle the Award, to the extent vested as provided for in this Agreement and the Plan, in cash or in shares of common stock of the Company (“Common Stock”). The Participant’s rights to the Granted PUs are subject to the restrictions described in this Agreement and the Plan, in addition to such other restrictions, if any, as may be imposed by law. All initially capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified in this Agreement.
2.    Vesting
A.    The Participant shall have a non-forfeitable right to a portion of the Award only upon the vesting dates specified on your Fidelity stock plan account, except as otherwise provided herein or determined by the Committee in its sole discretion. No portion of any Award shall become vested on the vesting date unless the Participant is then, and since the Grant Date has continuously been, employed by the Company or any Affiliate. If the Participant ceases to be employed by the Company and its Affiliates for any reason, any then outstanding and unvested portion of the Award shall be automatically and immediately forfeited and terminated, except as otherwise provided in this Agreement and the Plan.
B.    The Award will become eligible to vest upon achievement of the Granted PU goals (“Performance Goals”), as adopted by the Committee in the first calendar quarter of the year in which the Award is granted and communicated. The calculation of the number of Granted PUs that will vest is specified in the Long-Term Incentive Program Overview for Executives for the year in which the Award is granted (“LTI Overview”), which is also found on your Fidelity stock plan account. Granted PUs that become eligible to vest are referred to as the “Eligible PUs.” In the event and to the extent that the Performance Goals are not satisfied, such Granted PUs shall not become eligible to vest and shall be immediately forfeited. As specified in the Performance Goals, in the event and to the extent that the Performance Goals are exceeded, an additional number of Granted PUs will become eligible to vest. In no event shall the number of Eligible PUs exceed 200% of the number of Granted PUs. Eligible PUs will become vested in the following installments (the “Vesting Period”):
One-third of the Eligible PUs shall vest on the later of one year from the Grant Date or the date of the Committee’s determination of the degree to which the performance criteria set forth above have been satisfied (the “Initial Vesting Date”);
an additional one-third of the Eligible PUs shall vest on the first anniversary of the Initial Vesting Date; and
an additional one-third of the Eligible PUs shall vest on the second anniversary of the Initial Vesting Date.

C.    Except as otherwise provided in the Plan, upon termination of the Participant’s employment with the Company and its Affiliates for any reason, any portion of the Award that is not then vested will immediately terminate, except as follows:
(1)    any portion of the Award held by the Participant immediately prior to the Participant’s termination of employment on account of death or Disability will, to the extent not vested previously, become fully vested upon the later of (a) the date of death or Disability or (b) determination of the Eligible PUs based on the Performance Goals and the Committee’s approval, even if such determination occurs following the date of death or Disability of the Participant; and
(2)    any portion of the Award held by the Participant immediately prior to the Participant’s Retirement, to the extent not vested previously, will become fully vested upon the later of the date of Retirement or determination of the Eligible PUs based on the Performance Goals and the Committee’s approval for fifty percent (50%) of the number of Eligible PUs covered by such unvested portion and for an additional ten percent (10%) of the number of Eligible PUs covered by such unvested portion for every full year of employment by the Company and its Affiliates beyond ten (10) years, up to the remaining amount of the unvested Eligible PUs of the Award. For the avoidance of doubt, Retirement means the Participant’s leaving the employment of the Company and its Affiliates after reaching age 55 with ten (10) consecutive years of service with the Company or its Affiliates, but not including pursuant to any termination For Cause or any termination for insufficient performance, as determined by the Company.
D.    Notwithstanding anything herein to the contrary, any portion of the Award held by a Participant or a Participant’s permitted transferee immediately prior to the cessation of the Participant’s employment For Cause shall terminate at the commencement of business on the date of such termination.
3.    Delivery of Award
A.    With respect to a Participant who is not eligible for Retirement, within 30 days following the date on which Eligible PUs becomes vested, with respect to, and in satisfaction of, such vested PUs (determined in accordance with Section 2 of this Agreement and Section 10 of the Plan), the Company shall pay or deliver, as applicable, to the Participant, subject to applicable withholding as described in Section 7 of this Agreement, either cash or shares of Common Stock, at the sole discretion of the Committee. For purposes of this Agreement, if the vested Eligible PUs are to be paid in cash, the amount to be paid in settlement of the vested Eligible PUs shall be equal to the average closing price of the Common Stock for the 30-day calendar period prior to and including the applicable vesting date multiplied by the number of Eligible PUs that vest on such date (with respect to each vesting date, such amount is referred to as the “Cash Settlement Amount”); if, however, the vested Eligible PUs are to be settled in shares of Common Stock, a value of equivalent worth will be delivered in the form of shares of Common Stock, rounded down to the nearest whole share (the “Settlement Shares”).
B.    With respect to a Participant who is or becomes eligible for Retirement at any time during the Vesting Period, with respect to, and in satisfaction of, each vested PU (determined in accordance with Section 2 of this Agreement and Section 10 of the Plan), the Company shall pay or deliver, as applicable, to the Participant, subject to applicable withholding as described in Section 7 of this Agreement, either the Cash Settlement Amount or the Settlement Shares, at the sole discretion of the Committee, within 30 days of the earliest of (i) the date the Eligible PU otherwise would have vested under Section 2.B. of this Agreement, (ii) the date on which the Participant experiences a separation from service (within the meaning of Section 409A), subject to Section 3.C. of this Agreement or (iii) the date on which a Covered Transaction that satisfies the definition of a “change in control event” under Section 409A occurs.
C.    If you are a “specified employee” (as defined in Section 409A), you will be paid on the earlier of (i) the date which is six months after you separate from service (within the meaning of Section 409A) or (ii) the date of your death or Disability. The preceding sentence will not apply to any payments that are exempt from or are not subject to the requirements of Section 409A. For the avoidance of doubt, if payments would be made under Section 3.B.(i) or Section 3.B. (iii) before the six month payment date on account of other than your separation from service, such payment will be made under Section 3.B.(i) or Section 3.B.(iii), as applicable.
4.    Cancellation and Rescission of Awards
The Committee may cancel, rescind, withhold or otherwise limit or restrict the Award prior to payment at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan, or if the Participant engages in any Detrimental Activity.
5.    No Voting, Dividend or Other Rights as a Stockholder
The Participant shall not have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Award until he or she becomes the holder of such shares. Accordingly, the Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers to the Participant shares of Common Stock. Furthermore, the Participant is not entitled to vote any Common Stock or to receive or be credited with any dividends declared and payable on any share of Common Stock by reason of the granting of the Award prior to the date on which the Company delivers to the Participant shares of Common Stock. For the avoidance of doubt, the Participant shall never have any rights as a stockholder with respect to any shares of Common Stock that are used to calculate the Cash Settlement Amount to be delivered to the Participant in satisfaction of any vested Eligible PUs or with respect to any other aspect of the Award, to the extent it is settled in cash.
6.    Unfunded Status
The obligations of the Company and its Affiliates hereunder shall be contractual only and all such payments shall be made from the general assets of the Company and its Affiliates. The Participant shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Participant or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.
7.    Withholding
Awards will be subject to income tax withholding and reporting as required under local law. If statutory withholding of taxes and/or social insurance is required at the time of vesting, the Company will withhold from delivery to the Participant an amount of cash or stock, as applicable, equal to the amount so required to be withheld. A similar amount of cash will be paid by the Company on behalf of the Participant to the applicable tax authorities. The amount of cash or stock, as applicable, to be withheld will be calculated using the closing sales price of a share of Common Stock on the applicable vesting date. The cash or stock (net of the cash or stock, as applicable, withheld for the payment of withholding taxes, if applicable), as applicable, will be delivered to the Participant’s stock plan account upon vesting in accordance with the Plan. The Company may, in its discretion, permit Participants to make alternative arrangements for payment of any such taxes and/or social insurance.
In certain cases, local law may require that an award be subject to tax earlier than the date of payment. If that occurs, the Company will notify the Participant and will deduct the required tax amount from the Participant’s pay in accordance with applicable law.
8.    Provisions of the Plan
The Award is subject to the provisions of the Plan, which are incorporated herein by reference, and in the event of any inconsistency or conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan as in effect on the Grant Date has been made available electronically to the Participant.

9.    No Right to Employment
The grant of the Award shall not constitute a contract of employment or confer upon the Participant any right with respect to the continuance of his/her employment by or other service with the Company or any Affiliate, nor shall it or they be construed as affecting the rights of the Company (or any Affiliate) to terminate the service of the Participant at any time or otherwise change the terms of such service, including, without limitation, the right to promote, demote or otherwise re-assign the Participant from one position to another within the Company or any Affiliate.
10.    Governing Law
The provisions of the Award shall be governed by and interpreted in accordance with the laws of the State of Delaware.
IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.
Biogen Inc.
By:    Michel Vounatsos
Chief Executive Officer